J.D.

Officer Agreement

Recitals

OFFICER AGREEMENT entered into this 20th day of August, 2013, by and between VOIS, Inc. (the "Company"), and Jeff Dashefsky ("Officer").

WHEREAS, the Company desires to retain the services of Jeff Dashefsky as an Officer of the Company. Officer shall provide such services in the areas of compliance, guidance, infrastructure and Business Strategy for the Company (the "Services") in connection the Company's business model.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Officer, The Officer shall remain Secretary of the corporation and will provide services and advice to the Company so as to advise the Company in conducting due diligence to comply all applicable federal, state and local laws. Officer shall assist the growth of the Company to the best of his ability.

2. Compensation

In consideration of Services rendered as Officer from April 4th, 2011 and to be rendered through the Term, the Officer shall receive 476,000,000 shares of restricted stock. Officer accepts payment in stock as full compensation in lieu of cash payment due to a lack of funding in the Company.

3. Property

All work performed by Officer pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and contacts, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Officer.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as financial contacts related thereto (the "Confidential Information"). Confidential Information shall not be used without the written consent of Officer. The Company agrees that all contacts and techniques introduced by the Officer are proprietary in nature and cannot be used apart from the compensatory services provided by Officer.

JD

5. Term

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Term for this Agreement shall be for One (1) year from the date of this Agreement and can be renewed by mutual agreement by both parties.

6. Independent Contractor

Officer acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Officer in connection with payroll taxes, employee benefits and the like.

7. Termination

Officer agrees to provide services through the Term. In the event Officer chooses to resign or is fired for just cause, compensation granted in the form of restricted stock shall be returned to the Company.

8. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Officer Agreement as of the date and year first above written.

OFFICER:

[signature] 8/20/13

Jeff Dashefsky Date

COMPANY:

[signature] 8-20-13

VOIS, Inc. Date